Exhibit 99.1

INFORMATION

For Immediate Release
November 8, 2012
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER
AND FULL-YEAR 2012 OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2013 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fourth quarter and full-year fiscal 2012 net sales of $43.7 million and $173.5 million, respectively, increases of 6% and 9%, respectively, from the same periods of the prior fiscal year;

•
reported record fourth quarter and full-year fiscal 2012 operating income of $12.1 million and $49.3 million, respectively, increases of 22% and 23%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter fiscal 2012 net earnings of $8.6 million, or $0.21 per diluted share, increases of 28% and 31%, respectively, compared to the fiscal 2011 fourth quarter.   When compared to the fiscal 2011 fourth quarter net earnings on a non-GAAP basis, the fiscal 2012 fourth quarter net earnings and net earnings per diluted share increased 16% and 17%, respectively.  This non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliation);

•
reported record full-year fiscal 2012 net earnings of $33.4 million, or $0.80 per diluted share, increases of 24% and 23%, respectively, compared to fiscal 2011.   On a non-GAAP basis, earnings were $34.0 million, or $0.82 per diluted share, increases of 20% and 19%, respectively.  In fiscal 2012, this non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility; whereas in fiscal 2011, it excludes costs associated with the Maine/Tennessee consolidation, as well as costs associated with reorganizing its sales and marketing leadership  (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter of fiscal 2012, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2011;

•	announced the fiscal 2013 annual indicated cash dividend rate of $0.76 per share, the same as fiscal 2012; and

•	reaffirmed its fiscal 2013 guidance of per share diluted earnings between $0.86 and $0.91 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net Sales	$43,694	$41,349	6%	$173,542	$159,723	9%
Operating Income	12,052	9,850	22%	49,296	40,033	23%
Net Earnings	8,573	6,710	28%	33,371	26,831	24%
Diluted Earnings per Share	$0.21	$0.16	31%	$0.80	$0.65	23%
Diluted Earnings per Share excluding effect of plant consolidation costs (2012 and 2011 ) sales and marketing leadership reorganization costs (2011) (see non-GAAP financial measure reconciliation)	$0.21	$0.18	17%	$0.82	$0.69	19%

	September 30,
	2012	2011
Cash and Equivalents	$31,593	$23,626
Working Capital	78,128	75,090
Shareholders’ Equity	142,748	138,524
Total Assets	161,381	155,493

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter ended September 30, 2012. The dividend is of record November 19, 2012 and payable November 30, 2012.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.19 per share for fiscal 2013, an annual indicated rate of $0.76 per share, the same as the rate in fiscal 2012.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2013 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2013, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.86 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.6 million at fiscal 2012 year end to 41.8 million at fiscal 2013 year end.  The per share estimates include a $0.03 charge to earnings for the Medical Device Tax effective January 1, 2013 and a $0.03 charge to earnings representing the incremental cost of clinical trials for an important new illumigene® product over and above the cost of clinical trials for past illumigene products. The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any additional acquisitions the Company might complete during fiscal 2013.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2012, current assets were $96.6 million compared to current liabilities of $18.5 million, resulting in working capital of $78.1 million and a current ratio of 5.2.  Cash and equivalents were $31.6 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2012 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2012 and fiscal 2011.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net sales	$43,694	$41,349	$173,542	$159,723
Cost of sales	15,942	16,352	63,664	59,916
Cost of sales - Plant consolidation	-	509	-	509
Gross profit	27,752	24,488	109,878	99,298

Operating expenses
Research and development	2,834	2,494	10,275	9,822
Selling and marketing	5,730	5,731	22,922	22,772
General and administrative	7,136	5,865	26,372	24,883
Plant consolidation costs	-	548	1,013	548
Sales and marketing leadership reorganization	-	-	-	1,240
Total operating expenses	15,700	14,638	60,582	59,265

Operating income	12,052	9,850	49,296	40,033
Other income, net	89	40	420	467
Earnings before income taxes	12,141	9,890	49,716	40,500
Income tax provision	3,568	3,180	16,345	13,669
Net earnings	$8,573	$6,710	$33,371	$26,831

Net earnings per basic common share	$0.21	$0.16	$0.81	$0.66
Basic common shares outstanding	41,105	40,839	41,080	40,715

Net earnings per diluted common share	$0.21	$0.16	$0.80	$0.65
Diluted common shares outstanding	41,629	41,384	41,608	41,358

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2012 and fiscal 2011 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net sales
U.S. Diagnostics	$27,919	$25,126	$108,010	$97,133
European Diagnostics	4,674	5,261	23,000	24,187
Life Science	11,101	10,962	42,532	38,403
	$43,694	$41,349	$173,542	$159,723
Operating Income
U.S. Diagnostics	$8,857	$8,411	$38,234	$35,191
European Diagnostics	30	418	2,428	2,199
Life Science	2,947	1,096	8,473	2,595
Eliminations	218	(75)	161	48
	$12,052	$9,850	$49,296	$40,033

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Revenues of $43.7 million for the fourth quarter, an increase of 6% which, despite  reflecting negative currency and weaker Life Science ordering patterns, were within the expected guidance range.  U. S. Diagnostics sales were up 11% in the period led by our focus products, which included the illumigene molecular system, foodborne diagnostics and our tests for H. pylori.  European Diagnostics revenues were flat in local currency, but down 11% when converted to U.S. currency.  Our Life Science sales grew by 1% due to cyclical purchasing weakness coming from our industrial customers.

For the full fiscal year, our global Diagnostics revenues grew by 8%, with U.S. Diagnostics increasing by 11% and European Diagnostics up by 2% on a local currency basis.  In fiscal 2012, 62% of all diagnostic revenues were driven by our focus categories of C. difficile testing (+21%), foodborne disease assays (+13%), and our line of H. pylori stomach ulcer-related tests (+7%).  Meridian Life Science sales increased by 11%, with the Bioline molecular reagent business improving by 15% led by the SensiFAST™ and MyTaq™ product lines and core Life Science revenue increasing by 8%.

Our ability to be financially efficient was demonstrated by gross profit improving to 63% versus 62% for fiscal 2011. Operating income increased to 28% of revenues from 25% in the prior period and after tax margins improved to 19% of revenues, an increase of 2 percentage points.

Looking forward, we believe that we are well-positioned for continued organic growth and operating efficiency.  Approximately 950 clinical labs are current customers using our illumigene platform, which now includes three simple molecular tests, C. difficile, for hospital associated infections, Group B strep, a serious pathogen that should be monitored during pregnancy, and our recently FDA cleared Group A strep test to diagnose strep throat disease.  While the bulk of these labs are currently using one of our three available assays, more and more are adopting multiple assays. Over 100 are purchasing two assays and several all three assays.  During the period, over 80 assays were placed and 50 new customers acquired. Our illumigene platform contributed $23+ million in fiscal 2012, and we foresee significant growth in fiscal 2013 based upon these three tests plus 2-3 additional illumigene tests that are expected to be marketed during the year.  Our illumigene Mycoplasma pneumoniae test was submitted for FDA clearance this week, and we expect that our test for Bordetella pertussis (whooping cough) will be submitted mid-year.  Our R&D pipeline is excellent and, in addition to the tests above, includes several new rapid immunoassays, as well as two new illumigene tests for common sexually transmitted diseases.

Growth in our Life Science business is expected to be led by our market expansion efforts that bring the Bioline molecular reagents to the industrial diagnostic segment, in addition to emerging global opportunities for our core bulk life science products.  We believe that fiscal 2013 operating margins will be positively impacted by the consolidation of facilities that was completed in 2012 as we continue to strive for consistent improvement in efficiency.

Fiscal 2012 was a year of important progress in new product development, manufacturing and quality excellence, and market execution.  We expect that fiscal 2013 will be strong.”

William J. Motto, Executive Chairman of the Board, said, “Meridian Bioscience continues to operate efficiently and enjoys strong profit margins and cash flow.  The clear challenge and focus for fiscal 2013 and beyond is to accelerate the growth of net sales.  With new products being introduced along several product lines and our recently re-aligned sales force, we expect strong top-line results.  Our balance sheet is sound and our cash flow comfortably supports working capital requirements, capital expenditures, and cash dividends.  The annual indicated cash dividend rate for fiscal 2013 has been set at $0.76 per share, unchanged from the prior fiscal year.  We are mindful that this rate has been unchanged since fiscal 2010 and intend to consider an increase to the rate when the expected increase in sales and earnings materialize.  From my perspective, Meridian Bioscience has all the necessary ingredients to move into its next stage of growth.  These are exciting times for Meridian and I look forward to reporting the quarterly results for fiscal 2013.”

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012 & 2011) and the reorganizing of our Sales and Marketing Leadership (2011).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations and reorganizing our Sales and Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the plant consolidation and leadership reorganization costs noted above, in the tables below for the fourth quarters and full-year fiscal years ended September 30, 2012 and September 30, 2011.

FOURTH QUARTER AND FISCAL YEAR
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net Earnings -
U.S. GAAP basis	$8,573	$6,710	$33,371	$26,831
Facility Consolidation costs	-	691	659	691
Sales & Marketing Leadership Reorganization	-	-	-	872
Adjusted Earnings	$8,573	$7,401	$34,030	$28,394

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.21	$0.16	$0.81	$0.66
Facility Consolidation costs	-	0.02	0.02	0.02
Sales & Marketing Leadership Reorganization	-	-	-	0.02
Adjusted Basic EPS	$0.21	$0.18	$0.83	$0.70

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.21	$0.16	$0.80	$0.65
Facility Consolidation costs	-	0.02	0.02	0.02
Sales & Marketing Leadership Reorganization	-	-	-	0.02
Adjusted Diluted EPS	$0.21	$0.18	$0.82	$0.69

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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